EXHIBIT 10.2

CONFIDENTIAL TREATMENT REQUESTED

AFFILIATION AGREEMENT

        THIS AGREEMENT, made as of the 1st day of July, 1999, is by and between NWI Television, Inc., Nevada corporation ("Network"), and Satellite Services, Inc., a Delaware corporation ("Affiliate"), regarding the cable television programming service currently known as "Newsworld International" (whether in its current format or in any other digitized, compressed, modified, replaced or otherwise manipulated format) (the "Service"). The parties hereby mutually agree as follows:

        1.    RIGHTS:

          (a)    Grant of Rights.    Network hereby grants to Affiliate and its affiliates, and Affiliate hereby accepts on behalf of itself and its affiliates,

            (i)    the non-exclusive right, but not the obligation, to exhibit, distribute and authorize the reception of the Service within the Territory (as defined herein) by cable or other wire or fiber optic transmission system or any other transmission path provided by a material substance, whether now existing or developed in the future ("Cable"), in the Operating Areas (as defined herein) of Cable Systems (as defined herein);

            (ii)   the non-exclusive right, but not the obligation, to exhibit, distribute and authorize the reception of the Service within the Territory by any satellite master antenna television system ("SMATV"), multipoint distribution service ("MDS"), or multichannel multipoint distribution service ("MMDS"), any video dialtone system, open video system or any system or enterprise that distributes audio/visual signals and/or programming over the distribution facilities of a common carrier or other similar legislatively- or administratively-created distribution modality (regardless of whether Affiliate or any affiliate of Affiliate is affiliated with the owner and/or operator of any required distribution equipment), whether now existing or developed in the future (collectively, "OVS"), and/or any other system or enterprise that distributes audio/visual signals and/or programming by any other means of distribution, whether now existing or developed in the future, that meets the System Qualifications of Exhibit A hereto;

            (iii)  the non-exclusive right, but not the obligation, to exhibit and subdistribute the Service to, and authorize the reception of the Service within the Territory by, any MDS, MMDS and/or any other system or enterprise that distributes audio/visual signals and/or programming by any other means of distribution (other than Cable and OVS), whether now existing or developed in the future, that does not meet the System Qualifications of Exhibit A hereto, but that is located within and/or serving customers located within the Distribution Areas (as defined herein) of Cable Systems or any other video distribution system or enterprise that meets the System Qualifications of Exhibit A hereto;

            (iv)  the non-exclusive right, but not the obligation, to exhibit and subdistribute the Service within the Territory to, and authorize the reception of the Service by, any SMATV that does not meet the System Qualifications of Exhibit A hereto; and

            (v)   the non-exclusive right, but not the obligation, to exhibit, distribute and authorize the reception of the Service within the Territory to any person or entity that receives the signal of the Service by means of equipment capable of receiving audio/visual signals and/or programming directly from any satellite, whether now existing or developed in the future, including, without limitation, C-Band and Ku-Band signals, whether or not such signals are digitized, compressed, modified, replaced or otherwise manipulated, including tier-bit access rights and tier-addressed messaging rights ("Satellite"), but excluding direct broadcast satellite systems for which Network has a binding, written distribution agreement, as of the date hereof (e.g., DirecTV).

        Affiliate acknowledges that, subject to Section 13(f) hereof, Affiliate shall not have the right to distribute the Service by over-the-air, free broadcast television.

        Nothing in this Agreement shall be construed to preclude any Service Subscriber (as defined herein) from receiving the Service from Affiliate, or any affiliate of Affiliate, by means of one (1) or more distribution technologies.

        The rights granted to Affiliate in this Section 1(a) and elsewhere in this Agreement are also granted hereby to any affiliate of Affiliate. As used in this Agreement, an "affiliate of Affiliate" shall include any entity meeting the requirements of paragraphs I.1, II or III of Exhibit A hereto as if such entity were a Cable television system or other video distribution system or enterprise.

        "Operating Area" of a Cable television system or other video distribution system or enterprise shall mean that geographic area where the owner or operator of the system or enterprise is authorized by appropriate governmental authority to operate an audio or video distribution facility and is operating an audio or video distribution facility within such area; provided, however, that if a franchise or license is not required for the distribution of television services in a particular geographic area, then the Operating Area of a system or enterprise shall mean that geographic area where the system or enterprise is operating regardless of the presence or absence of a franchise or license.

        "Distribution Area" of a Cable television system or other video distribution system or enterprise shall mean (A) the Operating Area of such system or enterprise, (B) other areas of counties in which the Operating Area of such system or enterprise is wholly or partially located but which areas are not the subject of a Cable television franchise or license or, if a Cable television franchise or license exists in such area, the owner or operator of such franchise or license is not distributing the Service, and (C) areas of counties (which areas are contiguous to counties where an Operating Area of a system or enterprise is wholly or partially located) that are not the subject of a Cable television franchise or license or, if a Cable television franchise or license exists in such area, the owner or operator of such franchise or license is not distributing the Service within such area.

        "Territory" shall mean the United States, the District of Columbia, and the territories, possessions and commonwealths of the United States.

        "Cable System(s)" shall mean any audio and/or video distribution system or enterprise that (1) meets the System Qualifications of Exhibit A hereto, and (2) provides television services, which may include other audio/visual services, by Cable.

        "Subdistribute" or "subdistribution" shall mean the distribution of the Service by Affiliate, or an affiliate of Affiliate, pursuant and limited to the express provisions of this Agreement, to an unaffiliated third party who in turn sells the Service to a viewing customer, where such third party pays Affiliate, or an affiliate of Affiliate, fees for licensing of the Service, as opposed to only transport fees, some portion of which are then paid to Network by Affiliate pursuant to the terms of this Agreement.

        "Alternative Technology(ies)" shall mean SMATV, MDS, MMDS, OVS, Satellite and/or any other means of distribution (other than Cable), whether now existing or developed in the future.

          (b)   Affiliate shall have the right, upon written notice to Network within thirty (30) days thereof, to elect to include under this Agreement, and to demand authorization from Network, if necessary, and to launch the Service on, any Cable System or other video distribution system or enterprise by which or to which Affiliate is authorized to exhibit, distribute, subdistribute and/or authorize the reception of the Service pursuant to this Agreement. Any Cable System or other video distribution system or enterprise that meets the System Qualifications of Exhibit A hereto, and that Affiliate elects to include under this Agreement, shall be referred to in this Agreement, individually, as a "System" or, collectively, as "Systems," as set forth on Schedule 1 hereto, as such Schedule 1 may be added to or deleted from, from time to time, pursuant to the terms of this Agreement. Upon Network's receipt of notice of such an election, Schedule 1 hereto shall be deemed to include such System and such System shall be included as a System under this

  Agreement as of the later of (i) the launch date of the Service on such System, (ii) the date such System first meets the System Qualifications of Exhibit A hereto, or (iii) the date for inclusion specified in such notice if such notice is properly given pursuant to Section 12 hereof. Any then-existing agreement between or among Network and any one or more third parties applicable to any such System for carriage of the Service shall terminate and cease to be effective with respect to such System as of the effective date of the addition or deemed addition of such System to Schedule 1 hereto; provided, however, that Affiliate shall pay Network, in lieu of the Fees or Renewal Fees (each as defined herein) set forth in Section 5 hereof, the Service subscriber fees set forth in such then-existing agreement, taking into account all provisions of such then-existing agreement that directly relate to the calculation or payment of per subscriber fees for the Service, until the earlier of: (A) the last day of Network's then-current fiscal year (i.e., July through June) in which such System was first deemed to be included under Schedule 1 of this Agreement, or (B) the expiration or termination date of such then-existing agreement. Affiliate shall have the right, in Affiliate's sole and absolute discretion, to discontinue carriage of the Service on any or all Systems, and to delete any or all Systems from Schedule 1 hereto, by providing Network with written notice within thirty (30) days of such deletion.

        2.    TERM:

          (a)   Unless earlier terminated pursuant to the terms of this Agreement, the "Term" of this Agreement shall consist of, collectively, the Initial Term (as defined herein) and any number of Renewal Terms (as defined herein). The "Initial Term" of this Agreement shall be for twelve (12) years, commencing as of the date hereof.

          (b)   This Agreement shall automatically renew for successive [*] periods (each a "Renewal Term") after the expiration of the Initial Term, and each Renewal Term, unless either (i) this Agreement is terminated earlier in accordance with the terms hereof, or (ii) Affiliate provides written notice to Network of its intent to terminate this Agreement, in Affiliate's sole and absolute discretion, a minimum of ninety (90) days prior to the end of the Initial Term or any Renewal Term.

        3.    CONTENT OF THE SERVICE:

          (a)   Throughout the Term, the Service shall be a twenty-four (24)-hour per day, high-quality, professionally-produced programming service consisting exclusively of international news and news features providing coverage of global events and news analysis, similar to the programming on the program schedule attached hereto as Exhibit B. Network shall, during each month of the Term, send a copy of its monthly program schedule to Affiliate, in care of: Programming Department. Network agrees that the Service will not contain [*] subject to the qualifications set forth in Section 3(i) hereof.

        For purposes of this Section 3(a), a "financial news service" shall mean a service that carries more than [*] of regularly scheduled business and/or financial news in any hour during the period beginning at 8:00 a.m. and ending at 6:00 p.m., prevailing Eastern Time, on any business day. Notwithstanding the foregoing, a service may carry up to [*].

        Notwithstanding anything contained in Section 3(a)(ix) to the contrary, during the period commencing on the date hereof and continuing until the first date on which the Service is distributed to at least [*] subscribers (the "Benchmark Date"), the Service may include up to [*] between the hours of 2:00 a.m. and 9:00 a.m., prevailing Eastern Time.

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          (b)   Network shall make available to Affiliate not less than [*] of the Service, to be used at [*]. All commercial announcement time provided to Affiliate hereunder shall be equally distributed throughout each and every hour of the Service and shall not occur between the actual or apparent end of one program and the actual or apparent beginning of another program; provided, however, that nothing contained in this Section 3(b) shall be construed to required Network to edit or re-edit certain programs provided by non-affiliated sources, unless Network is so doing for its own commercial use or insertion by other distributors of the Service. Affiliate agrees that it will not use its commercial announcement time in the Service to insert "tune-in spots" (i.e., announcements that instruct a subscriber to tune in at a later time for a particular program on another programming service). If the total amount of commercial announcement time on the Service (including time allocated to Affiliate hereunder) exceeds [*] per hour, the commercial announcement time made available to Affiliate shall increase by [*] and thereafter fifty percent (50%) of such time in excess of [*] and every increase thereafter (e.g., if Network increases the total amount of commercial announcement time on the Service to [*] per hour, then Affiliate will receive an additional [*] of commercial announcement time, i.e., a total of [*]. Network shall properly "tone-switch," using industry-recognized equipment, via audible or inaudible signals, all commercial announcement minutes to enable Affiliate to insert its commercial announcements. If Network fails properly to "tone-switch" or otherwise identify Affiliate's commercial announcement minutes to enable Affiliate to insert its commercial announcements, then Affiliate shall have the right, without first notifying Network, to preempt the Service to insert its commercial announcements. Network shall reimburse Affiliate for all costs incurred by Affiliate or any affiliate of Affiliate associated with any change by Network from audible to inaudible signals. Affiliate shall have the right to preempt any commercial or promotional announcement included in the Service that relates to any multichannel video programming distributor other than Affiliate, and Network agrees to provide a separate "tone-switch" or otherwise identify any and all such announcements to facilitate such preemption. Affiliate shall have the right to retain for itself all of the proceeds derived from the sale of the commercial announcement time furnished to it hereunder. Network shall have no obligation to submit to Affiliate any of the proceeds derived from the sale of any commercial announcement time on the Service that is not required to be allocated to Affiliate hereunder.

          (c)   If for any reason, including, without limitation, causes beyond the control of Network, Affiliate, in good faith, determines that (i) the Service includes programming prohibited in Section 3 hereof and Network has failed to cure such content breach within three (3) days of written notice from Affiliate specifying such breach and the reason(s) therefor, or if the Service includes programming substantially similar in nature to programming that Network has previously been notified constitutes a content breach (the "Prohibited Programming"), and/or (ii) includes programming that is not of at least the quantity, quality, type and content as required in Sections 3(a), 3(f) and/or 3(g) hereof and/or as referenced in Exhibit B hereto, and Network has failed to cure such content breach within thirty (30) days of written notice from Affiliate specifying such breach and the reason(s) therefor (the "Deviating Programming"), then Affiliate may, in addition to any and all remedies available to Affiliate hereunder, at law or in equity, at its option, (A) (1) preempt the Prohibited Programming and/or the Deviating Programming in any or all Systems; and/or (2) receive credit against the Fees or Renewal Fees, notwithstanding anything contained in Section 10 hereof to the contrary, in the proportion that the hours of Prohibited Programming and/or Deviating Programming each calendar day bears to the total hours the Service is transmitted each day, such credit to be applied against the Fees or Renewal Fees in any month; or (B) discontinue carriage of the Service on any or all Systems and delete such System or Systems from Schedule 1 hereto, effective at any time by giving notice to Network within ten (10) days thereof.

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          (d)   Commencing on the date for which Affiliate first pays Fees hereunder, no less than once per day in alternating day parts, but including each and every day part, the Service shall include the following audible message: "This programming is brought to you, in part, by fees paid by your local cable or satellite television company."

          (e)   During the Term, Network shall provide the Service in its entirety to Affiliate. As used herein, "in its entirety" means that the programming on the Service, as received by any Service Subscriber at a given point in time, shall be the same as the programming received by all other subscribers to the Service at such point in time. If Network does not provide the Service in its entirety to Affiliate (i.e., the programming received by any subscriber to the Service at a given point in time is different from the programming received by any Service Subscriber at such point in time), then, in addition to any other remedies available to Affiliate, at law or in equity, Affiliate shall have the unconditional right to receive, exhibit, distribute, subdistribute and authorize the reception of the programming included in the Service as provided to Affiliate and/or the additional programming in the exercise of Affiliate's rights hereunder. Network shall not propose or impose upon Affiliate or any affiliate of Affiliate, nor shall Affiliate or any affiliate of Affiliate be obligated to pay, any surcharge or other cost, charge or fee (other than the Fees provided for in Section 5 hereof for the primary feed) for receipt and distribution of the Service in its entirety or for the distribution of any additional programming in the event Network does not provide the Service in its entirety to Affiliate.

          (f)    At least [*] of the hours of the programming on the Service each day shall be original programming distributed exclusively on the Service at all times throughout the Term. No episode will appear on the Service in the same time slot more than (3) in any seven (7)-day period and no episode will appear on the Service more than [*] times in any seven (7)-day period regardless of the time slot. For purposes of this Agreement, "original programming" shall mean (i) programming that is produced by or on behalf of Network, (ii) programming that is significantly altered or customized or includes interstitial programming or introductory program openings and closings, in either case sufficient to "brand" or identify the programming as a production of Network, or (iii) programming that has not previously been exhibited or distributed by any other video or audio programming services distributor within the Territory.

          (g)   Network agrees that in no event will it authorize more than [*] per calendar week of broadcast television exhibition of the Service, any portion thereof or any programming derived therefrom within the Distribution Area of any System, except that up to three (3) hours of programming on the Service each calendar week may be exhibited on broadcast television if it is derived from material produced, packaged and provided by the Canadian Broadcasting Company ("CBC"), for so long as the CBC is affiliated with Network; provided, however, that if, at the time a system becomes a System hereunder, Network is party to a written agreement that authorizes a broadcast television station to broadcast the Service, any portion thereof or any programming derived therefrom in the Distribution Area of such System and such station is doing so, then this Section 3(g) shall not apply to such system until sixty (60) days following the date on which such system becomes a System hereunder. Notwithstanding the foregoing, Network may authorize (i) the broadcast television exhibition of Breaking News (as defined herein) that appears on the Service by a local broadcast television pursuant to an agreement for the exchange of such footage; (ii) limited and infrequent broadcast television exhibitions of the Service, any portion thereof or programming derived therefrom, for which Network has exclusive rights to broadcast such programming in the Territory; and (iii) limited and infrequent broadcast television exhibition(s) of the Service, any portion thereof or programming derived therefrom, for promotional purposes; provided, that Network significantly customizes the programming described in subclauses (ii) and (iii) above with an emblem or "bug" containing "NWI" as its mark. For purposes of this Section 3(g), "Breaking News" shall mean any unscheduled international news program that includes live on-the-scene footage (or the closest equivalent thereto) and would command immediate public attention.

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          (h)   Network agrees that during the Term it shall, at its sole expense, include as part of the signal of the Service, closed-captioning to the full extent required by law and to the extent required to ensure that Affiliate is in compliance with any and all laws requiring closed captioning. This includes, without limitation, meeting any and all benchmarks for captioning programming as set forth in Part 79 of Federal Communications Commission ("FCC") regulations. Network also agrees to cooperate with Affiliate to the extent necessary to establish compliance with any such laws or regulations. Network acknowledges and agrees that, except as set forth in Section 4(d) hereof with respect to the delivery of closed-captioning service to Service Subscribers, neither Affiliate, any affiliate of Affiliate, any System nor any other video distribution system or enterprise distributing the Service hereunder shall have any liability in connection with Network's failure to prepare, insert or include closed-captioning in the Service as required by this Section 3(h). Accordingly, Network shall indemnify, defend and forever hold harmless Affiliate, any affiliate of Affiliate and each of their respective present and former officers, shareholders, directors, employees, partners and agents, as provided in Section 9 hereof, against and from any and all losses, liabilities, claims, costs (including, without limitation, any costs of preparing and including closed-captioning in the Service), damages and expenses, including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs, arising out of Network's breach of this Section 3(h).

          (i)    For purposes of this Agreement, "direct on-air sales programming" shall mean any programming that includes the direct on-air marketing, offering for sale and/or sales of products and/or services, including, without limitation, home-shopping, infomercials and direct response advertising, regardless of the length of such programming, which may include product or service demonstrations, promotions, testimonials and/or referrals and may be in a documentary, talk-show, news, information or other disguised format. Direct on-air sales programming shall not include Network's regularly scheduled commercial announcement time (i.e., the commercial announcements distributed throughout the Service during other programming that are generally two (2) minutes or less in length and primarily used for promotional announcements or third party advertising of products and services that are not directly sold to the viewer during such commercial announcements). Commencing on the Benchmark Date, (i) any direct on-air sales programming included in the Service shall be subject to preemption by Affiliate in any or all Systems, in Affiliate's sole and absolute discretion, upon at least thirty (30) days' notice to Network, and no System shall be obligated to distribute any such direct on-air sales programming; and (ii) Affiliate shall have the right in any or all Systems to insert programming and advertisements of its choice on the channel otherwise identified with the Service during any period that the Service contains any direct on-air sales programming; provided, that Affiliate shall, at the beginning of any programming that it so inserts, indicate that such programming is not Service programming. Notwithstanding Affiliate's preemption rights hereunder, if Affiliate elects, at its option, to distribute any or all of the direct on-air sales programming included in the Service in any System(s), Network shall fully indemnify Affiliate, as provided in Section 8 hereof, for any and all Costs (as defined herein) arising out of or relating in any way to its distribution of any such direct on-air sales programming.

        4.    DELIVERY AND DISTRIBUTION OF THE SERVICE:

          (a)   During the Term, commencing on the pertinent launch date of a System, Network, at its own expense, (x) shall deliver a signal of the Service to the earth station of each System (including a Satellite system), to each subscriber receiving the Service hereunder directly from Network by Satellite, and, for purposes of Section 4(h) hereof, to other locations within the continental United States designated by Affiliate, in its sole and absolute discretion, by transmitting such signal via a domestic satellite commonly used for transmission of cable television programming, and (y) shall fully encrypt the satellite signal of the Service utilizing encryption technology commonly used in the domestic Cable television industry. Except as otherwise provided in this Section 4(a), Affiliate shall, at its own expense, furnish an earth station and all other facilities necessary for the receipt of such satellite transmission and the delivery of such signal of the Service to Service Subscribers. In the event Network either (i) changes the satellite to which the Service is transmitted to a satellite or other transmission medium not susceptible to viewing or utilization by a System's or Systems' then-existing earth station equipment without affecting the receipt of the signals of any other programming or other services then received (or committed to be received) by such System or Systems, (ii) changes the technology used by Network to encrypt the Service to a technology not compatible with a System's or Systems' then-existing descrambling equipment, or (iii) compresses, digitizes or otherwise modifies the signal of the Service in such a manner that it cannot be received or utilized by a System or Systems, then Affiliate shall have the right to discontinue carriage of the Service, immediately, in any such System or Systems and to delete, immediately, such System or Systems from Schedule 1 hereto; provided that this right of discontinuance and deletion shall not apply to any System or Systems if: (1) Network agrees, unconditionally, promptly to reimburse such System or Systems, as the case may be, for (A) the cost to such System or Systems to acquire and install equipment necessary for such System or Systems to receive the signal of the Service from such new satellite or other transmission medium, and/or (B) the cost to such System or Systems to acquire and install equipment necessary for such System or Systems to descramble, receive and/or utilize the signal of the Service; (2) physical space exists at the then-existing headend or earth station site to accommodate the necessary equipment; and (3) current zoning and other legal and technical restrictions permit such additional equipment. Network agrees to provide Affiliate with at least one hundred twenty (120) days' prior written notice of a satellite or technology change as set forth in subsections (i) through (iii) above; provided, however, that if a satellite change is the result of a force majeure event as set forth in Section 10 hereof, Network agrees to provide Affiliate with written notice as soon as practicable. Notwithstanding anything in this Section 4(a) or elsewhere in this Agreement to the contrary, Affiliate may, in the full exercise of its rights hereunder, utilize either the signal of the Service delivered by Network or the signal of the Service delivered by any other entity authorized by Network to distribute the Service.

          (b)   Network shall deliver to each System and to each subscriber receiving the Service by Satellite hereunder a video and audio signal of the Service of a technical quality at least comparable to the technical quality of audio and video signals delivered by other cable television programming services in the Territory. Each System, if any, will deliver to its Service Subscribers a principal video and audio signal of the Service of a technical quality at least comparable to the quality of other cable television programming services delivered by such System to its subscribers in the same format as the Service, but in no event shall such System be required to deliver such signals of a technical quality higher than the technical quality of the video and audio signal of the Service as delivered by Network hereunder.

          (c)   Each System or other video distribution system or enterprise may carry the Service as a full-time service in an analog format, a digital or modified format, or in any combination thereof; provided, however, that any System or other video distribution system or enterprise may carry the Service as a part-time service with Network's prior consent. Except as otherwise provided herein, the Systems, if any, will distribute the Service during the hours it is carried by such Systems, without alteration, editing or delay. Network agrees that Affiliate will have complete authority to control, to designate and to change the channel(s) over which the Service is to be carried on each System.

          (d)   Network retains and reserves any and all rights in and to all signal distribution capacity contained within the bandwidth of the signal of the Service, including, without limitation, the vertical blanking interval ("VBI"), audio subcarriers and all other distribution capacity contained within the bandwidth of the signal of the Service between Network's uplink facilities and the Systems or Affiliate's other first downlink facilities. Affiliate retains and reserves any and all rights in and to, and may use in its sole discretion, all signal distribution capacity contained within the bandwidth of the signal of the Service, including, without limitation, the VBI, audio subcarriers or channels and any other portions of the bandwidth that may be created or made usable as a result of the conversion of the signal of the Service from its current format to any other format, from each System or other first downlink facility to the Service Subscribers served by such System or other first downlink facility. Notwithstanding the foregoing, if Network uses (i) one (1) line of the VBI contained within the bandwidth of the signal of the Service for closed-captioning for the hearing impaired, (ii) one (1) or more lines of the VBI contained within the bandwidth of the signal of the Service (which number of lines shall be limited to the minimum number of lines necessary to comply with applicable law) solely and exclusively for the transmission of data for the identification and rating of video programming that contains sexual, violent or other indecent material in accordance with applicable law, and/or (iii) one (1) audio subcarrier that is required for a foreign-language second audio programming ("SAP") only, then Affiliate shall transmit such closed-captioning service, identification and rating data, and/or foreign-language SAP, as the case may be, to (A) Service Subscribers who receive the Service in an analog format, and (B) Service Subscribers who receive the Service in a digital format utilizing a set-top box that is capable of receiving and presenting information included in the data stream that contains the data for the closed-captioning service, identification and rating data, and/or foreign-language SAP, as the case may be; provided, however, that Affiliate shall only be required to transmit such closed-captioning service, identification and rating data, and/or foreign-language SAP, as the case may be, in a digital format if Network delivers the same to Affiliate in a format reasonably specified by Affiliate and if no other information, service, programming, data, material or product is contained on the same line(s) of the VBI as any closed-captioning service, identification and rating data, and/or foreign-language SAP, as the case may be, is contained. Furthermore, Network covenants that it shall deliver any closed-captioning service, identification and rating data, and/or foreign-language SAP, as the case may be, to Affiliate in a format reasonably specified by Affiliate, and that no other information, service, programming, data, material or product shall be contained on the same line(s) of the VBI as any closed-captioning service, identification and rating data, and/or foreign-language SAP, as the case may be. Nothing herein shall preclude Affiliate from exercising and exploiting the rights retained and reserved by Affiliate pursuant to this Section 4(d) by any means and in any locations freely and without restriction; provided, however, that any such use by Affiliate or the Systems shall not materially degrade, or otherwise materially interfere with, the picture quality of the Service or the audio portion of the signal of the Service that is the principal audio carriage frequency of the Service. In the event that Network uses the signal distribution capacity contained within the bandwidth of the signal of the Service, including, without limitation, the VBI or audio subcarriers, for the transmission of any other service, programming, data, material or product, Network shall not promote such service, programming, data, material or product on the Service without the prior written consent of Affiliate.

          (e)   [*]

          (f)    Except as otherwise permitted herein, Affiliate shall not itself, and shall not authorize others to, copy, tape or otherwise reproduce any part of the Service without Network's prior written authorization. Affiliate shall not be responsible for home taping by anyone viewing the Service and Affiliate may promote home taping as part of Affiliate's marketing efforts. Network acknowledges that this Section 4(f) does not restrict Affiliate's practice of connecting its subscribers' videocassette recorders, or other devices susceptible to use for home duplication of video programming, to the facilities of a System.

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          (g)   Network agrees that if it offers or has offered, or grants or has granted (including, without limitation, any grant by Network's knowledge of and acquiescence to a third party's exercise of rights not expressly granted to it), to any third party (including an affiliate of Network), the right to copy, tape or reproduce any portion of the Service programming and to exhibit, distribute and sell such portions of the Service programming, via a file server or any other technology, at times other than the time of original transmission by Network, then Network shall promptly offer such right to Affiliate on a basis at least as favorable as the grant or offer of such right to such third party.

          (h)   Network hereby grants Affiliate the right to digitize, compress, modify, replace or otherwise technologically manipulate the signal of the Service as received by Affiliate, and to transmit the signal as so altered (the "Altered Signal") to a satellite or satellites, or to a location within the continental United States designated by Affiliate (in its sole and absolute discretion), for distribution to Systems and redistribution to terrestrial or other reception sites capable of receiving and utilizing the Altered Signal, provided that no such alteration, transmission, redistribution or reception will cause a material change in an average viewer's perception of the principal video or principal audio presentation of the Service. Network hereby grants Affiliate (i) the right to deliver the Altered Signal for the uses set forth in Section 1(a) hereof, and (ii) the right to transmit the Altered Signal to any affiliated and unaffiliated distributor, provided that such distributor is authorized by Network pursuant to a written agreement or otherwise to receive and/or distribute the Service in any format. Network shall not interfere with or prevent, or change the signal of the Service in such a way as technically or technologically to defeat, the receipt, digitization, compression, modification, replacement, manipulation or other alteration of the signal of the Service by Affiliate, any affiliate of Affiliate, or any System pursuant to this Section 4(h). In the event Network does so interfere, Affiliate may, in addition to any and all remedies available to Affiliate, at law and in equity, discontinue carriage of the Service, immediately, on any or all Systems and delete, immediately, such System or Systems from Schedule 1 hereto.

          (i)    Network hereby grants to Affiliate the right to transmit the signal of the Service as received by any System to the Cable television system(s) of one or more unaffiliated third parties; provided that each such third party is authorized by Network pursuant to a written agreement or otherwise to receive and/or distribute the signal of the Service. Network also hereby grants Affiliate the right to receive the signal of the Service from any unaffiliated third party.

          (j)    Upon request by Affiliate, Network agrees to negotiate in good faith with Affiliate regarding the joint creation, development and distribution of a three-dimensional or other augmented or enhanced version of the Service or the Service programming. In addition, Network agrees that if it offers or has offered, or grants or has granted (including, without limitation, any grant by Network's acquiescence in a third party's exercise of rights not expressly granted to it), to any third party (including an affiliate of Network) the right to exhibit, distribute, subdistribute and/or authorize the reception of any three-dimensional or other augmented or enhanced version of the Service or the Service programming, whether or not such version is offered in conjunction with or separate from the Service, then Network shall promptly offer such right to Affiliate on a basis at least as favorable as the grant or offer of such right to such third party.

          (k)   [*]

        5.    FEES:

        In consideration of the terms and conditions set forth herein, Affiliate shall pay Network the following fees ("Fee(s)"):

          (a)   There shall be no Fee or any other charge for distribution of the Service during the period commencing as of the date hereof and ending August 31, 2003.

            (i)    For each calendar month during the Initial Term commencing September 1, 2003, Affiliate shall pay a Fee for each Service Subscriber who receives the Service hereunder. The amount of the Fee shall depend on the number of Service Subscribers and shall be as follows:

If the Number of Service Subscribers Is:	Then the Monthly Fee Shall Be:
[*]	[*]
[*]	[*]
[*]	[*]

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            (ii)   Notwithstanding anything contained in this Section 5(a) to the contrary, Affiliate shall be entitled to a [*]from the monthly per Service Subscriber Fee set forth in this Section 5(a) for each System distributing the television programming service currently known as "TRIO" on the same level, package or tier of services that the Service is being distributed.

            (iii)  Notwithstanding anything contained in Sections 5(a)(i) and 5(a)(ii) to the contrary, during the period commencing September 1, 2003 and continuing throughout the remainder of the Initial Term, the monthly Fee for distribution of the Service solely on à la carte basis shall be [*] charged by Affiliate for the Service.

            (iv)  On [*], and on each [*] thereof through [*] (each a "Reset Date"), the monthly Fees set forth in the table in Section 5(a)(i) hereof shall be [*], if any, in the CPI (as defined herein) during the twelve (12)-month period ending with the month of July that immediately precedes the pertinent Reset Date. For purposes of this Section 5(a), "CPI" shall mean the Consumer Price Index, Urban, U.S. City Average of "All Items", as published by the Bureau of Labor Statistics of the United States Department of Labor (or any successor thereto).

            (v)   On [*] and [*] (each a "Subsequent Reset Date"), the monthly Fees established for the immediately preceding twelve (12)-month period shall be [*], if any, in the CPI during the twelve (12)-month period ending with the month of July that immediately precedes the pertinent Subsequent Reset Date.

          (b)   "Service Subscriber(s)" shall mean each location to which Affiliate, pursuant to this Agreement, intentionally authorizes the Service directly, through an affiliate, or through the subdistribution of the Service to an unaffiliated third party. Service Subscribers shall include each occupied single family dwelling, each occupied dwelling in a multiple unit building and each bar, restaurant and other residential or commercial location where the Service is intentionally authorized by Affiliate. If Affiliate provides the Service to multiple unit complexes, including, without limitation, apartments, hotels and motels, on a bulk-rate basis, then the number of Service Subscribers attributable to each such bulk-rate subscriber shall be equal to the total monthly retail rate the complex is charged in the applicable System for the Service or for the level or package of services in which the Service is carried, as the case may be, divided by Affiliate's, or the pertinent affiliate of Affiliate's, standard monthly retail rate a non-bulk rate subscriber is charged in the applicable System for the Service or for such level or package of services, as the case may be; provided, that if any such multiple-unit complex is situated outside a System's Operating Area, then the number of Service Subscribers attributable to such bulk-rate subscriber shall be equal to the total monthly retail rate such complex is charged for the Service or for the level or package of services in which the Service is carried, as the case may be, divided by the monthly retail rate a non-bulk rate subscriber is charged for the Service or for a substantially similar level or package of services, as the case may be, in the System that is geographically nearest to such complex, provided, however, that in no event will the number of Service Subscribers calculated for any such complex exceed the actual number of occupied dwelling units receiving the Service in such complex. Notwithstanding the foregoing, Service Subscriber shall not include [*] Any subscriber who receives the Service in more than one package of services or on more than one (1) basis from any System(s), or via more than one distribution technology from Affiliate and/or any affiliate of Affiliate, shall be included in the Service Subscriber count as only one (1) Service Subscriber.

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          (c)   For each month during the Term for which Fees or Renewal Fees are payable, the number of Service Subscribers shall be equal to the average of the actual number of Service Subscribers on the last day of the month immediately preceding such month and the actual number of Service Subscribers on the last day of such month. Service Subscribers in launched or acquired Systems shall be included in the Service Subscriber count effective in the month following completion of the launch or acquisition. Service Subscribers in divested or deleted Systems shall be deducted from the Service Subscriber count effective in the month of the completion of the divestiture or deletion.

          (d)   Network shall have the right to negotiate the Fee(s) applicable to any Renewal Term upon written notice to Affiliate at least twelve (12) months prior to the end of the Initial Term or the Renewal Term immediately preceding such Renewal Term. Such revised Fees ("Renewal Fees") shall be effective upon the later of the commencement of such Renewal Term or January 1 following agreement of the parties as to the Renewal Fees. The Fees provided for herein for the last year of the Initial Term, or any Renewal Term for which Renewal Fees were agreed to by the parties, shall remain in effect after the expiration of the Initial Term or such Renewal Term until the Renewal Fees become effective as provided, in the immediately preceding sentence. Such Renewal Fees shall be effective for the remainder of such [*] Renewal Term.

          (e)   In the event that at least one hundred twenty (120) days prior to the expiration of the Initial Term or any Renewal Term hereunder, Affiliate and Network have failed to agree on the Renewal Fees and either party notifies the other party that such first party chooses to cease negotiations of the Renewal Fees, Network shall give Affiliate notice of the rates to be paid per Service Subscriber and such rate shall be deemed the Renewal Fee per Service Subscriber to be paid during such succeeding Renewal Term. Affiliate shall then have the right, but not the obligation, in its sole and absolute discretion, to continue providing the Service pursuant to this Agreement, [*] without regard to the restrictions, if any, contained in Section 4(e) hereof, in Affiliate's sole and absolute discretion.

          (f)    Any undisputed Fees or undisputed Renewal Fees and any amounts payable by Network to Affiliate pursuant to Section 7(e) hereof shall be due and payable forty-five (45) days after the end of the pertinent calendar month during the Term. In the event of a good faith dispute regarding any Fees or Renewal Fees, no such disputed Fees or Renewal Fees shall be due or payable by Affiliate to Network nor subject to the recovery of prejudgment interest or the terms or conditions of Section 5(g) below, unless and until such dispute has been resolved to the satisfaction of Affiliate and Network. In the event of a good faith dispute regarding any amounts payable by Network to Affiliate pursuant to Section 7(e) hereof, no such disputed amounts shall be due or payable by Network to Affiliate nor subject to the recovery of prejudgment interest or the terms or conditions of Section 5(g) below, unless and until such dispute has been resolved to the satisfaction of Affiliate and Network.

          (g)   Any undisputed Fees or undisputed Renewal Fees and any amounts payable by Network to Affiliate pursuant to Section 7(e) hereof that are unpaid within thirty (30) days after they are due and payable shall accrue interest at one percent (1%) per month or the highest lawful rate, whichever is less, from the due date until payment is received by Network or Affiliate, respectively. The party that is late in making such payments shall be liable to the other party for all reasonable costs and expenses, including, without limitation, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs, incurred by such party in connection with the collection of any such overdue amounts.

          [*]

[*]
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        6.    REPORTS:

          (a)   Affiliate shall send to Network, no later than forty-five (45) days after the end of each calendar month for which payment pursuant to Section 5 hereof is due, a statement on a form mutually acceptable to Affiliate and Network. Each statement shall set forth the total number of Service Subscribers and such other information pertinent hereunder that relates to the computation of the amount due to Network for such calendar month. Affiliate shall deliver such statement to Network prior to or along with the amount payable to Network as provided in this Agreement. Network shall send to Affiliate, no later than forty-five (45) days after the end of each calendar month for which payment pursuant to Section 7(e) hereof is due, a statement on a form mutually acceptable to Affiliate and Network. Each statement shall set forth all information pertinent hereunder that relates to the computation of the amount due to Affiliate for such calendar month. Network shall deliver such statement to Affiliate prior to or along with the amount payable to Affiliate as provided in this Agreement.

          (b)   Affiliate and Network each agree to keep and maintain accurate books and records of all matters directly relating to this Agreement in accordance with generally accepted accounting principles, consistently applied. During the Term and for one (1) year after the termination of this Agreement, such books and records of each party shall be available to the other party for inspection and audit, during normal business hours, at the inspecting party's expense, at the other party's offices upon reasonable notice to the other party. Each party's right to perform such audit shall be limited to once in any twelve (12)-month period during the Term and once during the year following termination of this Agreement, and shall be limited to an audit with respect to amounts to be paid in the current calendar year and immediately preceding calendar year only. If either party audits the other party's books hereunder, the inspecting party must make any claim against the other party within the earlier of three (3) months after the inspecting party or the inspecting party's representative leaves the other party's offices, or twenty-four (24) months after the close of the earliest month that is the subject of such claim. In addition, any such claim, if and when made, must relate to the then-current calendar year or the immediately preceding calendar year only. If a claim is not made within any limitation set forth herein, then the Fees, any Renewal Fees and all reports required hereunder shall be deemed final and incontestable, and the inspecting party will be deemed to have forever and conclusively waived its right, whether known or unknown, to collect any shortfalls from the other party for the period(s) audited. In addition to the foregoing, during the Term and for one (1) year after the termination of this Agreement, Affiliate shall have the right, limited to once in any twelve (12)-month period during the Term and once during the year following termination of this Agreement, to inspect and examine Network's books and records, including, without limitation, Network's agreements with other distributors of the Service, to determine Network's compliance with the provisions of Section 13(f) hereof [*]; provided that any such audit shall be conducted by an independent public accounting firm or an independent auditing firm selected by Affiliate (i.e., an accounting firm or auditing firm that does not audit or otherwise provide services to Affiliate or Network or any entity or person controlling, controlled by or under common control with Affiliate or Network) ("Independent Auditor"). Any such inspection shall be subject to the provisions of Section 12 hereof. If, as a result of an audit, the Independent Auditor determines that Network has fully complied with the [*], then the Independent Auditor shall provide written notice to the parties stating only that Network has complied. If, as a result of an audit, the Independent Auditor determines that Network has failed to comply, then the Independent Auditor shall

[*]
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  commence good faith discussions with Network regarding such non-compliance. In the event that after such good faith discussions, the Independent Auditor concludes that Network, in fact, has complied with the [*], then the Independent Auditor shall provide written notice to the parties stating only that Network has complied. In the event that after such good faith discussions, the Independent Auditor concludes that Network has not complied with the [*], then Network shall have the option, at Network's sole election, either to (i) [*], or (ii) authorize the Independent Auditor to provide to Affiliate only that limited information acquired during the course of the audit as is necessary for Affiliate to pursue its claim or claims related to Network's non-compliance; any information which is not so necessary shall not be disclosed to Affiliate by the Independent Auditor and shall remain strictly confidential. Under no circumstances, other than the limited circumstance set forth in subsection (ii) above, shall any information acquired during the course of the audit be disclosed to Affiliate by the Independent Auditor.

        7.    PROMOTION:

          (a)   Affiliate and Network shall use reasonable efforts to promote the Service within the Operating Areas of Cable Systems that are "Systems" hereunder. Network shall provide promotional, marketing and sales material to Affiliate, as available and at Network's cost.

          (b)   Except to the extent prohibited by any of Network's agreements regarding distribution of the programming on the Service, Affiliate may create, edit, reproduce, distribute and exhibit promotional segments or clips of the programming on the Service for purposes of promoting the Service, including, without limitation, use of such promotional segments or clips on any preview service or any on-screen programming guide service. Affiliate may tape or otherwise reproduce any portion of the Service in the exercise of the rights granted herein. Network agrees to use commercially reasonable efforts to obtain all the rights necessary for Affiliate to utilize the programming comprising the Service in the manner set forth in this Section 7(b); provided that acquiring such rights does not subject Network to material additional costs.

          (c)   Network may not undertake marketing tests, surveys, rating polls and/or other research in the Systems in connection with the Service without Affiliate's prior written consent, which consent may be withheld or delayed in Affiliate's sole and absolute discretion. Network shall provide Affiliate, without cost to Affiliate, with the results of such research to the extent it applies to a System or Systems or the subscribers therein. With respect to any tests, surveys, rating polls and/or

[*]
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  other research that apply to a System or Systems or the subscribers therein for which Network seeks Affiliate's cooperation, Network shall notify Affiliate of the nature and scope of each such project and, upon Affiliate's prior written consent to such project (which consent may be withheld in Affiliate's sole and absolute discretion), Affiliate will, to the extent permitted by applicable law and company policy, cooperate in such research by rendering such assistance as Network may reasonably request and as Affiliate can reasonably provide, the cost of which assistance shall be borne by Network. Network shall keep the results of all research relating to a System or Systems or the subscribers therein confidential under the provisions of Section 12 hereof and shall retain the results of such research in an aggregate form only, which results do not identify any subscriber, Cable television system, Alternative Technology system, Cable television operator or Alternative Technology operator.

          (d)   Affiliate acknowledges that the names and marks "Newsworld International" and "NWI" (and the names of certain programs that appear in the Service) are the exclusive property of Network, its affiliates and/or its suppliers, and that Affiliate has not and will not acquire any proprietary rights therein by reason of this Agreement. Network shall have the right to approve any use of such names or marks by Affiliate in publicity about Network or the products or programming included in the Service. Use of such names and marks in routine promotional materials such as program guides, program listings and bill stuffers shall be deemed approved unless Network specifically notifies Affiliate to the contrary prior to such use by Affiliate.

          (e)   Network agrees that in the event Network includes any direct on-air sales programming on the Service pursuant to Section 3(a) hereof (excluding any per-inquiry advertising, direct response advertising and infomercials), commencing on the date on which Affiliate first pays Fees hereunder, Network shall [*], of the Net Sales (as defined herein) on all products and services sold to respondents in the zip code area of the Systems through direct on-air sales programming on the Service engaged in by Network, an affiliate of Network or any third party. "Net Sales" means gross sales less [*] Furthermore, Network agrees that in the event Network includes any direct on-air sales programming on the Service, Network shall provide, to the extent available to Network, able to be disclosed to Affiliate, and permitted by applicable law, Affiliate with lists of the names and addresses of respondents from within the zip code areas of the Systems who respond to such direct on-air sales programming, for use by Affiliate, any affiliate of Affiliate, or any System.

          (f)    Network and Affiliate hereby acknowledge that Network could cause Affiliate significant harm by the nature of Network's communications to Affiliate's subscribers, governmental entities or franchise or licensing authorities whose opinions and actions could adversely affect Affiliate. Therefore, Network shall not engage in any communications with subscribers, governmental entities or franchise or licensing authorities in the areas served by Affiliate and its affiliates without Affiliate's prior written approval, if such communications could reasonably be expected to adversely interfere with Affiliate's relations with the subscribers, governmental entities or franchise or licensing authorities in such areas. This provision shall not apply (i) to any national advertising by Network in connection with the Service, (ii) to any proceeding before any judicial body, or (iii) to communications with Congress or with any other branch or agency of the Federal government. This Section 7(f) shall survive termination of this Agreement for two (2) years.

          (g)   Network shall not include in the Service any [*]

[*]
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        8.    WARRANTIES AND INDEMNITIES:

          (a)   Network represents and warrants to Affiliate that (i) Network is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (ii) Network has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) Network is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on behalf of Network has the authority to do so; (v) Network is in compliance with all laws, rules, regulations and court and administrative decrees to which it is subject, including, without limitation, all applicable rules and regulations of the FCC; (vi) Network has, or will have acquired at the pertinent time when all or part of the Service is made available to Affiliate, good title to, and/or each and every property right (whether relative to tangible or intangible property), or license, usage or other right necessary or appropriate whatsoever to effectuate the acts or performances contemplated by, or satisfy the obligations imposed on it pursuant to, this Agreement, including all permits, rights, licenses and approvals necessary, required or appropriate for any and all performances through to the premises and to the listeners frequenting the premises of Service Subscribers; (vii) neither the Service, any program related thereto, nor any component thereof is subject to, or the subject of, any lien, encumbrance, charge, lis pendens, administrative proceeding, governmental investigation, or litigation pending or threatened arising out of any action or omission by the Network Indemnitees (as defined herein); (viii) the use and exhibition of the Service by Affiliate, as contemplated by this Agreement, will not cause Affiliate to violate any law, rule, regulation or court or administrative decree; and (ix) the obligations created by this Agreement, insofar as they purport to be binding on Network, constitute legal, valid and binding obligations of Network enforceable in accordance with their terms.

          (b)   Affiliate represents and warrants to Network that (i) Affiliate is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) Affiliate has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) Affiliate is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on behalf of Affiliate has the authority to do so; and (v) the obligations created by this Agreement, insofar as they purport to be binding on Affiliate, constitute legal, valid and binding obligations of Affiliate enforceable in accordance with their terms.

          (c)   Network represents, warrants and covenants that the Service complies, and will continue to comply, in all respects with: (i) the commercial matter limitations of the Children's Television Act of 1990, Public Law 101-437 (October 18, 1990) and the regulations of the FCC promulgated thereunder, as the same may apply to Cable television systems and Cable operators, including, without limitation, 47 C.F.R. §§ 76.225 and 76.305, as the same may be amended from time to time ("Children's Television Regulations"), and that, upon request by Affiliate, Network shall promptly provide Affiliate with all records demonstrating such compliance under the Children's Television Regulations as are necessary for Affiliate to demonstrate its compliance as a Cable operator with the commercial matter limitations and record keeping requirements of the Children's Television Regulations in a timely manner; (ii) all origination cablecasting regulations of the FCC, including, without limitation, 47 C.F.R. §§ 76.205 - 76.221 (political equal time, personal attack, lotteries and sponsorship identification), as the same may be amended from time to time ("Origination qCablecasting Regulations"), and that, upon request by Affiliate, Network shall promptly provide Affiliate with all necessary documentation required thereunder for Affiliate to meet its documentation and public file requirements under the Origination Cablecasting Regulations in a timely manner; and (iii) the benchmark requirements for captioning programming imposed by Part 79 of FCC regulations, as the same may be amended from time to time ("Closed-Captioning Regulations"), and that, upon request by Affiliate, Network shall promptly provide Affiliate with all records necessary for Affiliate to demonstrate its compliance with the benchmarks imposed by the Closed-Captioning Regulations in a timely manner. In the event that any other programming offered by the Service shall be among the kind of programming that is regulated by federal, state or local law, as the same may apply to Cable television systems and Cable operators, or other non-broadcast television distributors, then, upon request by Affiliate, Network shall promptly provide Affiliate with all statements, records or other documents reasonably necessary for Affiliate to demonstrate compliance as a Cable operator or distributor with such laws and regulations in a timely manner.

          (d)   In addition, Network represents and warrants that all components of any systems/product utilized or relied upon by Network to perform the activities authorized or contemplated by this Agreement are designed to be used prior to, during and after the calendar year 2000 A.D., and that the systems/product will operate during each such time period without error or interruption relating to date data, including without limitation, any error or interruption relating to, or the product of, date data which represents or references different centuries or more than one century, or leap year, in any level of any systems/product hardware or software, including, without limitation, microcode, firmware, application programs, user interfaces, files and databases (such representation and warranty being referred to as "Year 2000 Compliant"). In the event that any system/product is not Year 2000 Compliant, Network shall, at no additional cost to Affiliate, promptly modify the system/product so as to ensure that the system/product is Year 2000 Compliant. In such event, each party reserves all other rights and obligations under this Agreement.

          (e)   Affiliate and Network shall each indemnify, defend and forever hold harmless the other, the other's affiliated companies and each of the other's (and the other's affiliated companies') respective present and former officers, shareholders, directors, employees, partners and agents "Network Indemnitees" and "Affiliate Indemnitees," respectively), against and from any and all losses, liabilities, claims, costs, damages and expenses, including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs (collectively, "Costs"), arising out of any breach of any term of this Agreement or any warranty, covenant or representation contained herein.

          (f)    Without limiting Section 8(e) hereof, Network shall indemnify, defend and forever hold harmless the Affiliate Indemnitees, against and from any and all Costs, arising directly or indirectly out of (i) the content of the Service or the use and delivery of the Service hereunder (including, without limitation, sponsorship, promotional and advertising spots, any background music and anything else inserted by Network or any party other than Affiliate), including, without limitation, any Costs based upon any suit, lien, encumbrance, charge, lis pendens, administrative proceeding, government investigation or litigation relating to the Service, any program included therein or any component thereof, or based upon alleged or proven libel, slander, defamation, invasion of the right of privacy or publicity, or alleged or proven violation or infringement of copyright (including music performance rights for any and all performances through to Affiliate's subscribers), literary or music synchronization rights, obscenity, indecency, or any other form or forms of speech (whether or not protected by the Constitution of the United States or any state) or otherwise arising out of the content of the Service as furnished by Network hereunder (provided that Affiliate shall, to like extent, indemnify the Network Indemnitees for any deletion or addition of content by Affiliate to the Service which deletion from, or addition to, the Service gives rise to Costs); or (ii) the sale or marketing of any products or services by, through or on the Service, including, without limitation, claims related to product liability, patent, trademark, copyright infringement, right of privacy or publicity, express or implied warranties, warranties relating to compliance with any applicable governmental laws or regulations and personal injuries (physical, economic or otherwise), to any person who may use, consume or be affected by the products and services sold or marketed by, through or on the Service.

          (g)   In connection with any indemnification provided for in this Section 8, each party shall so indemnify the other only if the party claiming indemnity shall give the indemnifying party prompt notice of any claim or litigation to which its indemnity applies; it being agreed that the indemnifying party shall have the right to assume the full defense of any or all negotiations, claims or litigation to which its indemnity applies. The indemnified party will cooperate fully (at the cost of the indemnifying party) with the indemnifying party in such defense and in the settlement of such claim or litigation, and the indemnified party shall make no compromise or settlement of any such claim without the prior written consent of the indemnifying party. The settlement of any claim or action by the indemnified party without the prior written consent of the indemnifying party shall release the indemnifying party from its obligations hereunder with respect to such claim or action so settled.

          (h)   Network represents, warrants and covenants that it has procured and shall maintain during the Term, at its sole expense, the following insurance coverage from a nationally-recognized insurance carrier and in accordance with industry standards: (i) Commercial General Liability insurance, on current standard forms as promulgated by the Insurance Services Office ("ISO"), that, at a minimum, covers Premises and Operations, Products and Completed Operations, Blanket Contractual Liability for both Oral and Written Contracts and Broad Form Property Damage (as such coverages are defined in the ISO) at liability limits of not less than [*] each occurrence for Bodily Injury and Property Damage, [*] each occurrence and [*] in the aggregate for Products and Completed Operations, and [*] policy General Aggregate; and (ii) Media Perils Liability insurance (Broadcasters' Liability/Errors and Omissions) that, at a minimum, covers Network's media activities, including, without limitation, production of programming, the Service and all elements thereof and all programming distributed by Network pursuant to this Agreement (including, without limitation, original programming, marketing activities, sales promotions and other activities), with coverage for, at a minimum, the offenses of defamation of character or reputation, invasion of privacy, infringement of trademark, title, slogan, trade name or service mark, infringement of copyright or misappropriation of ideas, and at a liability limit of [*] in any one (1) policy period and a maximum self-insured retention of [*] or such other retention as agreed to by Affiliate in its sole and absolute discretion. Each insurance policy required by this Section 8(h) shall be endorsed to provide that (A) Affiliate is named as an additional insured, that the proceeds thereof are payable to the third party claimant and Affiliate, as their interests may appear, and that the policy provides primary and non-contributory coverage to Affiliate, irrespective of any insurance carried by Affiliate, whether it be primary, excess, contingent or on any other basis; (B) the insurer waives any rights of subrogation it may have against Affiliate; and (C) the policy provides coverage on an "occurrence", and not a "claims-made", basis. Network shall provide to

[*]
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Affiliate certificates of insurance as evidence of maintenance of all insurance policies required by this Section 8(h) prior to or contemporaneously with the execution hereof. Such certificates shall indicate that the pertinent insurance policy shall not be canceled or modified except upon delivery of thirty (30) days' prior written notice to Affiliate; provided, however, that Network shall not make any revisions to any policy that could adversely affect Affiliate's rights without Affiliate's prior written consent. In addition, such certificates shall indicate coverage for the entire Term, or Network shall provide to Affiliate, not later than thirty (30) days prior to the expiration of any policy, a subsequent certificate of insurance as evidence that the pertinent insurance continues in full force and effect.

          (i)    The representations, warranties and indemnities contained in this Section 8 shall continue throughout the Term and the indemnities shall survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

        9.    EARLY TERMINATION RIGHTS:

          (a)   In addition to Network's other rights at law or in equity or pursuant to other provisions of this Agreement, Network may, by notifying Affiliate, terminate this Agreement: (i) if Affiliate is in material breach of this Agreement; provided, however, that if such breach is of the type that is curable, then Network shall not exercise its termination or other rights at law or in equity hereunder unless Network has, by notifying Affiliate in writing, given Affiliate at least thirty (30) days from the time such notice is received by Affiliate to cure such material breach fully and to demonstrate to Network that such material breach has been cured, and provided further, that if such breach is confined to a System or to a limited number of Systems, Network shall have the right to terminate this Agreement only as to such System or Systems; (ii) if Affiliate has filed a petition in bankruptcy, is insolvent, or has sought relief under any law related to Affiliate's financial condition or its ability to meet its payment obligations; (iii) if any involuntary petition in bankruptcy has been filed against Affiliate, or any relief under any such law has been sought by any creditor(s) of Affiliate, unless such involuntary petition is dismissed, or such relief is denied, within thirty (30) days after it has been filed or sought; or (iv) upon at least ninety (90) days' prior notice to Affiliate, if Network permanently ceases all distribution and exhibition of the Service (including any substitutes and replacements therefor) to all distributors in the Territory.

          (b)   In addition to Affiliate's other rights at law or in equity or pursuant to other provisions of this Agreement, and in addition to any other right to terminate provided hereunder, Affiliate may, by notifying Network, terminate this Agreement: (i) if Network is in material breach of this Agreement; provided, however, if such breach is of the type that is curable, then Affiliate shall not exercise its termination or other rights at law or in equity hereunder unless Affiliate has, by notifying Network, given Network at least thirty (30) days from the time such notice is sent, to cure such material breach fully and to demonstrate to Affiliate that such material breach has been cured, unless a shorter cure period is specified elsewhere in this Agreement for a specific breach, in which case such shorter cure period shall apply; (ii) if Network has filed a petition in bankruptcy, is insolvent or has sought relief under any law related to Network's financial condition or its ability to meet its payment obligations; (iii) if any involuntary petition in bankruptcy has been filed against Network, or any relief under any such law has been sought by any creditor(s) of Network, unless such involuntary petition is dismissed, or such relief is denied, within thirty (30) days after it has been filed or sought; or (iv) on at least fifteen (15) days' notice in the event that delivery of the Service is discontinued or interrupted for a continuous period of fifteen (15) days, during which fifteen (15)-day period Network shall have the opportunity to cure such discontinuance or disruption.

        10.    FORCE MAJEURE:

        Except as herein provided to the contrary, neither Affiliate nor Network shall have any rights against the other party hereto for the non-operation of facilities or the non-furnishing of the Service if such non-operation or non-furnishing is due to an act of God; inevitable accident; fire; lockout; flood; tornado; hurricane; strike or other labor dispute; riot or civil commotion; earthquake; war; act of government or governmental instrumentality (whether federal, state or local); failure of performance by a common carrier; failure in whole or in part of technical facilities; or other cause (financial inability excepted) beyond such party's reasonable control. In the event of non-operation or non-furnishing of the Service, Affiliate shall have the right, immediately, to insert programming of its choice on the channel otherwise identified with the Service until such time as the Service is fully operational again. Credit will be given to Affiliate, however, on that portion of the Service that is affected by any interruption that exceeds twenty-four (24) hours during any month equal to the product of (x) the Fees or any Renewal Fees that would be due for such month, calculated in accordance with this Agreement, assuming no interruption of Service during such month, multiplied by (y) a fraction, the numerator of which is the total number of hours of interruption of the Service during such month and the denominator of which is the total number of hours of the Service that would have been provided and carried by a System or Systems during such month absent such interruption(s).

        11.    NOTICES:

        Any notice or report given under this Agreement shall be in writing, shall be sent postage prepaid by registered or certified mail, return receipt requested, or by hand or messenger delivery, or by Federal Express or similar overnight delivery service, or by facsimile transmission, to the other party, at the following address (unless either party at any time or times designates another address for itself by notifying the other party by certified mail, in which case all notices to such party thereafter shall be given at its most recently so designated address):

To Network:	NWI Television, Inc. 221 Wellington Street West Toronto, Canada M5V 3G7
Facsimile Number: [*] Attention: Vice President, Business Affairs
To Affiliate:	Satellite Services, Inc. P.O. Box 5630 Denver, Colorado 80217-5630
or
9197 South Peoria Street (for overnight mail only) Englewood, Colorado 80112 Facsimile Number: [*]
Attention: President
	cc:	Legal Department Facsimile Number: [*]

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        Notice or report given by personal delivery shall be deemed given on delivery. Notice or report given by mail shall be deemed given on the earlier to occur of actual receipt thereof or on the fifth day following mailing thereof in accordance with the notice requirements of this Section 11. Notice or report given by Federal Express or similar overnight delivery service shall be deemed given on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Notice or report given by facsimile transmission shall be deemed given on the day of transmission if a business day, or on the next business day after the day of transmission if not transmitted on a business day.

        12.    CONFIDENTIALITY; PRESS RELEASES:

          (a)   Neither Affiliate nor Network shall disclose (whether orally or in writing, or by press release or otherwise) to any third party any information with respect to the terms and provisions of this Agreement, any information obtained in any inspection and/or audit of the other party's books and records or any information contained in any data or report required or delivered hereunder or any materials related thereto; and, except as otherwise provided for in this Agreement, neither Affiliate nor Network shall not use or disclose to any third party any information regarding the other party's promotion of the Service, including, without limitation, promotional or marketing plans, programs or strategies or, with respect to Network's disclosure, any information (whether personally identifiable information or not) regarding Affiliate's or any affiliate of Affiliate's Cable television subscribers or Alternative Technology subscribers including, without limitation, the number of such Cable television subscribers or Alternative Technology subscribers, except (as to all of the preceding):

            (i)    to each party's respective officers, directors, employees, auditors and attorneys, in their capacity as such; provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 12 by such officers, directors, employees, auditors or attorneys;

            (ii)   to the extent necessary (redacted to the greatest extent possible) to comply with law or with the valid order of an administrative agency or a court of competent jurisdiction; provided, however, that the disclosing party notifies the other party as promptly as practicable (and, if possible, prior to making such disclosure) and the disclosing party seeks confidential treatment of such information;

            (iii)  as part of its normal reporting or review procedure to its parent company and such parent company's auditors and attorneys; provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 12 by such parent company, its auditors or attorneys;

            (iv)  in order to enforce its rights or perform its obligations pursuant to this Agreement provided that prior to such disclosure such party shall seek confidential treatment of such information;

            (v)   if mutually agreed upon, in writing, by Affiliate and Network in advance of such disclosure;

            (vi)  to the Independent Auditor as provided in Section 6(b) hereof; and

            (vii) with respect to Network's disclosure, to the extent that such information relates to Affiliate's or any affiliate of Affiliate's Cable television subscribers or Alternative Technology subscribers and is independently obtained by Network from a third party in a communication that does not violate the provisions of Section 7(f) hereof.

          (b)   Network shall not engage in any direct mailing or telephone solicitation, for any purpose, to Affiliate's and affiliate of Affiliate's Cable television subscribers or Alternative Technology subscribers.

          (c)   This Section 12 shall survive, indefinitely, the expiration or termination of this Agreement regardless of the reason for such expiration or termination.

        13.    MISCELLANEOUS:

          (a)    Assignment; Binding Effect; Reorganization.    This Agreement, including both its obligations and benefits, shall redound to the benefit of, and be binding on, the respective transferees and successors of the parties hereto, except that neither this Agreement nor either party's rights or obligations hereunder shall be assigned or transferred by either party without the prior written consent of the other party; provided, however, no consent shall be necessary in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by either party or assignment to an entity under common control, controlled by or in control of either party. Notwithstanding the foregoing, Network shall give Affiliate thirty (30) days' prior written notice of a change in the control or ownership of the Service or Network. In such event, this Agreement shall continue but, upon the date of such change in control, at Affiliate's option; (i) Affiliate may carry the Service on the basic level of service, on any tier, in any package or packages, or on an à la carte basis in any or all Systems without reference to the restrictions, if any, contained in Section 4(e) hereof; or (ii) Affiliate may discontinue carriage of the Service on any or all Systems and such System or Systems may be deemed deleted from Schedule 1 hereto; provided, however, that Affiliate shall have the option to continue or restore carriage in any or all Systems at any time during the Term. For purposes of this Section 13(a), the term "control" means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (b)    Service Combinations.

            (i)    With respect to distribution of any Combined Service(s) (as defined below), Affiliate, at its sole option, shall have the right to continue or commence distribution of any Combined Service(s) under either this Agreement or under any other pertinent affiliation agreement, provided that Affiliate shall have no obligation to provide distribution for any Combined Service(s) under this Agreement or any other affiliation agreement; and

            (ii)   With respect to distribution of the Service following the occurrence of any transaction in which (A) Network or the Service is acquired, in whole or in part, by an Unaffiliated Third Party (as defined below), (B) an Unaffiliated Third Party obtains management control of Network, or (C) Network acquires control of any other programming service(s) other than TRIO, then, provided that the Service is not a Combined Service, distribution of the Service shall be governed by this Agreement, whether or not Affiliate has an affiliation agreement governing distribution of such other programming service(s).

For purposes of this Section 13(b):

        "Combined Service(s)"shall mean the programming service(s) that result from a merger or combination of the Service and any other programming service(s), except for any such service(s) that (1) meet the content requirements of Sections 3(a) and 3(f) hereof; (2) retain, during the period commencing six (6) months preceding such merger or combination and ending six (6) months following such merger or combination, the name of the Service set forth in the first paragraph of this Agreement (or the name of the Service immediately preceding such period), but do not, at any time during the Term, assume a name that is substantially identical to the name of the other programming service(s) with which the Service was merged or combined, except that the name may include all or part of the name of such other programming service(s) in conjunction with the name of the Service set forth in the first paragraph of this Agreement (or the name of the Service immediately preceding such period), e.g., the "Outdoor Channel/Outdoor Life Channel"; and (3) are wholly managed and controlled (including, without limitation, the right to determine all programming on the Service and to enter into any and all affiliation agreements on behalf of the Service) by Network (but not any successor entity).

        "Unaffiliated Third Party" shall mean an entity that is unaffiliated with Network or the Service, and that is not controlling, controlled by, or under common control with, Network or the Service as of the date hereof.

          (c)    Entire Agreement; Amendments; Waivers.    This Agreement, including the Schedules and Exhibits attached hereto, which, by this reference, are incorporated in their entirety herein, contains the entire understanding of the parties hereto and supersedes and abrogates all contemporaneous and prior understandings of the parties, whether written or oral, relating to the subject matter hereof. This Agreement may not be modified except in a writing executed by both parties hereto. Any waiver of any provision of, or right included in, this Agreement must be in writing and signed by the party whose rights are being waived. No waiver by either Affiliate or Network of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement. The failure of Affiliate or Network to enforce or seek enforcement of the terms of this Agreement following any breach shall not be construed as a waiver of such breach.

          (d)    Governing Law.    The obligations of Affiliate and Network under this Agreement are subject to all applicable federal, state and local laws, rules and regulations (including, without limitation, the Communications Act of 1934, as the same has been and may be amended from time to time, and the rules and regulations of the FCC promulgated thereunder), and this Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York (except for issues of perpetuity which shall be governed by the laws of the State of Colorado), without regard to choice of law rules (except Section 5-1401 of the New York General Obligations Laws).

          (e)    Relationship.    Neither Affiliate nor Network shall be, or hold itself out as, the agent of the other under this Agreement. No subscriber of Affiliate shall be deemed to have any privity of contract or direct contractual or other relationship with Network by virtue of this Agreement or Network's delivery of the Service to Affiliate hereunder. Likewise, no supplier of advertising or programming or anything else included in the Service by Network shall be deemed to have any privity of contract or direct contractual or other relationship with Affiliate by virtue of this Agreement or Affiliate's carriage of the Service hereunder. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partners, joint venturers or agents, as between Affiliate and Network, and neither party is authorized to or shall act toward third parties or the public in any manner that would indicate any such relationship with the other. Network disclaims any present or future right, interest or estate in or to the transmission facilities of Affiliate and any affiliate of Affiliate and the parents, subsidiaries, partnerships or joint venturers controlling the Systems on which the Service is transmitted, such disclaimer being to acknowledge that neither Affiliate nor the transmission facilities of the Systems (nor the owners thereof) are common carriers.

          (f)    Favorable Terms.

            (i)    Network agrees that if it offers or has offered, or grants or has granted (including, without limitation, any grant by Network's acquiescence in a third party's exercise of rights not expressly granted to it), to any third party (including an affiliate of Network) [*] above, individually and collectively, shall be referred to herein as "More Favorable Provision"), Network will promptly offer such More Favorable Provision to Affiliate for the same amount of time that such More Favorable Provision is or was available to such third party. [*].

            (ii)   For purposes of this Section 13(f), the calculation of net effective rate shall include [*]

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

            (iii)  Notwithstanding anything in Section 13(f)(i) or (ii) to the contrary, the More Favorable Provision contained in Network's distribution agreements with GTE Media Ventures Incorporated ("GTE"), dated March 31, 1998, solely as the same relates to the offer and acceptance of a dual-service launch incentive in relation to GTE's cable television systems in Clearwater/St. Petersburg, Florida, Ventura County, California, and Oahu, Hawaii, shall not be in violation of this Section 13(f) so long as no monetary or other consideration is paid by Network (or any affiliate of Network) in connection with such More Favorable Provision.

            (iv)  Upon request by Affiliate, Network agrees to provide to Affiliate a written certification on each annual anniversary date of this Agreement, signed by a duly authorized officer of Network, stating that Network has satisfied its obligations under this Section 13(f).

          (g)    Severability.    The invalidity under applicable law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein; provided, however, that both parties shall negotiate in good faith with respect to an equitable modification of the provision, or application thereof, held to be invalid and provisions logically related thereto.

          (h)    No Inference Against Author.    Network and Affiliate each acknowledge that this Agreement was fully negotiated by the parties and, therefore, no provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

          (i)    No Third Party Beneficiaries.    The provisions of this Agreement are for the exclusive benefit of the parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

          (j)    Headings.    The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

          (k)    Non-Recourse.    Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any incorporator, stockholder, director, officer, partner, employee or agent, past, present or future, or any of them, and any recourse, whether in common law, in equity, by statute or otherwise, against any of them is hereby forever waived and released.

          (l)    Taxes.    Affiliate shall have the right to withhold any portion of any amounts payable by Affiliate to Network that Affiliate is required to withhold by applicable law, and to pay any such amounts over to any appropriate governmental authority. Network shall provide such assistance as is necessary to enable Affiliate to discharge its obligation to withhold and/or pay taxes on Network's behalf. Network shall indemnify, defend and forever hold harmless Affiliate and any affiliate of Affiliate from and against any and all Costs, damages, liens, encumbrances, charges, suits or actions arising directly or indirectly out of any tax or other amount withheld, paid or otherwise collected by Affiliate on Network's behalf, or owed or paid by Network to any governmental entity.

        The parties hereto have executed this Agreement as of the date first above written.

AFFILIATE:		NETWORK:
By:	/s/	By:	/s/ PATRICK P. VIEN
Title:	President	Title:	President & C.O.O.

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1

To Affiliation Agreement By and Between
NWI Television, Inc. and
Satellite Services, Inc.

Dated as of July 1, 1999

SYSTEMS

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

To Affiliation Agreement By and Between
NWI Television, Inc. and
Satellite Services, Inc.

Dated as of July 1, 1999

SYSTEM QUALIFICATIONS

I.    Affiliate represents and warrants the following regarding each System listed on Schedule 1 hereof:

        1.     that: (a) either (i) Tele-Communications, Inc., AT&T or any person or entity under common control with, controlling or controlled by Tele-Communications, Inc. or AT&T (the "Control Group") (Tele-Communications, Inc., AT&T and the Control Group shall be hereinafter referred to as "TCI"; any reference to TCI herein shall be deemed to be a reference to either Tele-Communications, Inc., AT&T or the Control Group or any combination thereof as is necessary to qualify the greatest number of television distribution facilities hereunder) or its nominee owns, directly or indirectly, at least a twenty-five percent (25%) interest in the general manager of the System pursuant to a valid written agreement in full force and effect; or (ii) TCI or its nominee owns, directly or indirectly, a ten percent (10%) interest in such System or owns an interest or obligation by which TCI, directly or indirectly, owns a right (whether conditional or not) to convert into or acquire, directly or indirectly, an interest equal to at least the required interest. An "indirect" ownership is an interest resulting from ownership through any series of ownership interests, including corporations, partnerships, joint ventures or other forms of business organizations; an indirect interest shall be quantified in amount by a series of percentage multiplications commencing with TCI's direct interest and multiplying that by the next most proximate percentage interest and, then, multiplying in turn each succeeding ownership interest in the order of their progression away from TCI by the result of the immediately preceding multiplication until the most distant percentage interest is multiplied; and (b) either a franchise or license is not required or a valid franchise or license is in effect through the Term or the franchisee or licensee has held a valid Cable television franchise or license and continues to operate in the franchise or license area under a claim of right or is otherwise lawfully operating or franchisee or licensee has held a valid Cable franchise or license and is continuing to operate while diligently pursuing, in good faith, its available judicial remedies. For the above purposes, in the event a franchise or license expires before the end of the Term, such franchise or license shall be deemed valid for so long as franchisee or licensee is negotiating in good faith with the franchising or licensing authority for a franchise or license renewal; and

        2.     that with respect to each System in which TCI or its nominee owns, directly or indirectly, less than a fifty percent (50%) interest, Affiliate or an agent has been authorized, pursuant to a valid written agreement in full force and effect, to make and execute decisions on behalf of each such System with respect to the Service, including, without limitation, billing and collection of fees, and Affiliate continues throughout the Term to exercise such authority with respect to matters affecting the distribution of the Service by such System.

II.    In the event TCI's direct or indirect equity interest in a System or in the entity managing such System decreases below the level required under Paragraph I hereof, and provided TCI's interest does not decrease to zero, such System shall continue to qualify under Paragraph I hereof; provided, however, TCI's interest in such System shall increase to the level required under Paragraph I hereof within eighteen (18) months of the decrease.

III.    In the event Affiliate, or any of the entities that owns or manages systems or enterprises that qualify hereunder, effects a corporate separation, reorganization or restructuring (including, without limitation, by a distribution of stock, or other assets or rights, to its shareholders, partners or joint venturers), the systems or enterprises of the entity resulting from such transaction (including all interim and supporting entities) and/or all of such resulting entities, in the aggregate, will qualify under Paragraph I hereof, so as to continue to qualify to distribute the Service under the terms and conditions hereof, as if such separation, reorganization or other restructuring had not occurred.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

To Affiliation Agreement By and Between
NWI Television, Inc. and
Satellite Services, Inc.

Dated as of July 1, 1999

PROGRAM SCHEDULE